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EXHIBIT 99.1
                                 PRESS RELEASE
                            CITIZENS & NORTHERN BANK



                                                     Contact:  Yvonne Gill
July 9, 2004                                         570-724-0212
                                                     ygill@cnbankpa.com

C&N ANNOUNCES JUNE 30, 2004 UNAUDITED FINANCIAL RESULTS

FOR IMMEDIATE RELEASE:

         WELLSBORO, PA - Citizens & Northern Corporation announced the unaudited, consolidated financial results for Citizens & Northern Corporation and subsidiaries for the six months ended June 30, 2004, and for the second quarter 2004, which are highlighted below.

FINANCIAL HIGHLIGHTS FOR THE SIX MONTHS ENDED JUNE 30, 2004:
------------------------------------------------------------

- Net Income of $7,395,000 for the six months ended June 30, 2004 was 7.5% lower than Net Income of $7,992,000 for the first six months of 2003. Net Income Per Share was $0.91 (Basic and Diluted) for the six months ended June 30, 2004, as compared to $0.99 (Basic) and $0.98 (Diluted) for the six months ended June 30, 2003.

- Return on Average Assets was 1.35% for the first six months of 2004, as compared to 1.57% for the first six months of 2003. Return on Average Equity was 11.52% for the first six months of 2004, as compared to 13.33% for the first six months of 2003.

- Total assets amounted to $1,119,139,000 as of June 30, 2004, an increase of 5.6% over total assets of $1,059,335,000 as of June 30, 2003. Net loans increased $68,720,000, or 14.4%, as of June 30, 2004, compared to one year earlier.

- Shareholders' Equity/Average Assets Ratio was 10.76% as of June 30, 2004. This safety and soundness measurement needs to be at a minimum of 5% to be considered well capitalized by banking regulatory agencies.

- Cash Dividends declared by C&N increased by 4.8% for the first six months of 2004 over the first six months of 2003, to $0.44 per share.

         Noninterest expense increased $1,629,000 (15.0%) in the first six months of 2004 over the first six months of 2003. In addition to increases in expenses related to additional employees and other items, the Corporation incurred noninterest expenses totaling approximately $500,000 related to two significant initiatives in the first six months of 2004: (1) start-up expenses associated with the Williamsport branch, which opened in May, and (2) non-payroll expenses related to conversion to new core computer software (expected to be completed in the 4th quarter 2004). Net realized gains from securities amounted to


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$1,285,000 in the first six months of 2004, down from $2,629,000 in the first six months of 2003. Most of the securities gains in each period were from sales of stocks of banks and bank holding companies. Net interest income was $17,162,000 in the first six months of 2004, up 10.4% from the first six months of 2003 amount of $15,541,000, mainly as a result of growth in loans and from lower interest rates on deposits and borrowed funds. Other income totaled $3,480,000 for the first six months of 2004, up $312,000 (9.8%) over the first six months of 2003. Included in the increase in other income was an increase in Trust and Financial Management Revenue of $185,000 (22%). The income tax provision for the first six months of 2004 was $543,000 lower than the income tax provision for the first six months of 2003, reflecting a lower effective tax rate.

FINANCIAL HIGHLIGHTS FOR THE SECOND QUARTER 2004:
-------------------------------------------------

- Net Income was $3,689,000 in the second quarter 2004, down 5.9% from net income of $3,920,000 in the second quarter 2003. Net Income Per Share was $0.46 (Basic) and $0.45 (Diluted) in the second quarter 2004, as compared to $0.48 (Basic and Diluted) in the second quarter 2003.

- Net Income in the second quarter 2004 was down slightly ($17,000) from first quarter 2004 Net Income of $3,706,000.

- Cash Dividends declared by C&N increased to $0.22 per share for the second quarter 2004 from $0.21 per share for the second quarter 2003.

         Citizens & Northern Bank is a wholly-owned subsidiary of Citizens & Northern Corporation. Citizens & Northern Bank provides complete financial and investment services through 18 full service offices located throughout Tioga, Bradford, Sullivan and Lycoming, Pennsylvania counties. C&N's 19th office in South Williamsport will open in September. C&N can be found on the web at www.cnbankpa.com. The Company's stock trades on the Over-the-Counter Bulletin Board under the symbol CZNC.OB.